SEPARATION AGREEMENT

This Separation Agreement (this "***Agreement***") is made and entered into as of December 15, 2025, by and between Robert Phythian ("***Executive***") and SharpLink Gaming, Inc., a Delaware corporation (the "***Company***"). The Company and Executive are sometimes collectively referred to herein as the "***Parties***" and individually as a "***Party***".

1. Separation. Executive's employment with the Company and its affiliates will terminate as of December 15, 2025 (the "***Separation Date***"). By signing below, Executive hereby resigns as President and Co-Chief Executive Officer of the Company and as a member of the board of directors of the Company and each of the Company's affiliates (and any board committees of each of the foregoing), in each case as of the Separation Date and without further action or notice.

2. Payments and Benefits.

(a) Accrued Benefits. All Company-provided benefits will cease to accrue as of the Separation Date. Executive will be provided the earned payments and benefits set forth as the "***Accrued Benefits***" in ***Exhibit A*** hereto.

(b) Separation Benefits. In consideration of, and subject to and conditioned upon Executive's execution and non-revocation of the Release attached as ***Exhibit B*** to this Agreement (the "***Release***") within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company will pay or provide to Executive certain of the special severance payments contemplated by Section 5(b) of the Employment Agreement between Executive and the Company dated as of July 24, 2025 (the "***Employment Agreement***") to which Executive is entitled upon a termination without cause, upon the terms, and subject to the conditions and modifications, of ***Exhibit A*** (the "***Severance Payments***"). The Severance Payments, including any installment thereof, are intended to be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("***Section 409A***"). Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on the Severance Payments (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates, nor any of their respective officers, directors, employees or advisers, will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including as summarized in ***Exhibit A***) will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Employment Agreement, as modified by ***Exhibit A***.

3. Release of Claims. Executive agrees that, as a condition to Executive's right to receive the Severance Payments, within 21 calendar days following the Separation Date (the "***Release Period***"), Executive will execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release

is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Accrued Benefits and will not be entitled to the Severance Payments.

4. Effect on Other Agreements. Executive specifically acknowledges and agrees that he remains obligated to comply with Section 6 (Confidential Information, Noncompetition, Nonsolicitation and Other Terms), Section 13 (Notification of New Employer) of the Employment Agreement, which provisions will continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding Executive's termination of employment. Without limiting the foregoing, Executive also agrees that for the one-year period commencing on the Separation Date, he will not, except with the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company or any of its subsidiaries or controlled affiliates and who resigns from such employment unless such person shall have ceased to be employed by such entity for a period of at least twelve months. Executive acknowledges and agrees that this Agreement satisfies any obligation of the Company to provide written notice to Executive regarding termination of his employment pursuant to the Employment Agreement.

5. Miscellaneous.

(a) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive's surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(d) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without reference to conflict of

laws principles. Any judicial proceeding brought against the Company with respect to this Agreement or the Release may be brought in any court of competent jurisdiction in Minneapolis, Minnesota and, by execution and delivery of this Agreement, Executive: (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section will affect the right of any party hereto to serve legal process in any manner permitted by law. By executing this Agreement, the parties knowingly and willingly waive any right they have under applicable law to a trial by jury.

(e) Notices. Any notice provided for in this Agreement will be in writing and will be personally delivered, sent by reputable overnight carrier, sent via electronic mail or mailed by first class mail, return receipt requested, to the recipient at the address or email address, as applicable, below indicated: (a) if to Executive, to the address most recently on file with the Company (which Executive will update as necessary from time to time); and (b) if to the Company: SharpLink Gaming, Inc., 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota, 55402, Email: joseph.chalom@sharplink.com, Attention: Chief Executive Officer, or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(*Signatures are on the following page*)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

SHARPLINK GAMING, INC.

Signed by:

By: Joseph Chalom

9AF33A94AB9A4A7...

Joseph Chalom
Chief Executive Officer

EXECUTIVE

Signed by:

Rob Phythian

6C660E67A0B24CD...

Robert Phythian

EXHIBIT A
SEPARATION PAYMENTS AND BENEFITS
UNDER THE EMPLOYMENT AGREEMENT

Description of Payment/Benefit	Payment Terms
Accrued Benefits, in full satisfaction of the Company's obligations under Section 5(a) of the Employment Agreement	▪ The Company will issue Executive's final paycheck on the first payroll date that occurs after the Separation Date. ▪ The Company, within 30 calendar days after the Separation Date, will reimburse Executive for any and all reasonable business expenses actually incurred by Executive in connection with the performance of his duties prior to the Separation Date in accordance with applicable Company policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date. ▪ The Company will also pay or provide to Executive the vested benefits Executive may have accrued under any retirement plan of the Company as of the Separation Date, in accordance with the terms of those plans. If Executive participates in a medical, dental or vision plan immediately prior to the Separation Date, Executive will continue to participate in that plan until the end of the calendar month in which the Separation Date occurs and will receive information about continued coverage under COBRA from the plan administrator.
Severance payments under Section 5(b) of the Employment Agreement, as modified herein (the "***Severance Payments***")	▪ The Company will pay to Executive an amount equal to $1,980,000 (representing two (2) times Executive's annual base salary and one (1) times his target short-term incentive), payable in cash in regular installments in accordance with the Company's normal payroll practices, over the 12-month period commencing on the Separation Date per the following terms (and without interest and with each installment being a separate "payment" for purposes and within the meaning of Section 409A): (1) $495,000 will be paid on the date that the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) $495,000 will be paid on a date selected by the Company in March 2026, but no later than March 15, 2026, and (3) the remaining $990,000 will be paid in equal semi-monthly installments (of $82,500 each) commencing on June 30, 2026 through (and ending on) December 15, 2026, which payments, in the aggregate, will be in full satisfaction of the Company's obligations to Executive under Section 5(b)(i) of the Employment Agreement.

Description of Payment/Benefit	Payment Terms
	▪ The Company will pay to Executive an amount equal to $144,658 (representing Executive's pro-rated short-term incentive for the 2025 fiscal year) in cash in a single lump sum on a date selected by the Company in February 2026, which will be in full satisfaction of the Company's obligations to Executive under Section 5(b)(iii) of the Employment Agreement. For the avoidance of doubt, Executive acknowledges that there are no short-term incentive or annual bonus awards due and payable for prior fiscal years, and therefore the Company has no obligation to Executive under Section 5(b)(ii) of the Employment Agreement. ▪ In full satisfaction of the Company's obligations to Executive under Section 5(b)(iv) of the Employment Agreement, if Executive elects COBRA coverage under the applicable medical and dental plans of the Company, the Company will subsidize a portion of the applicable monthly COBRA premium during the 18-month period commencing on the Separation Date (via reimbursement to Executive or direct payment to the group health, dental and vision program vendors or insurers, as applicable), so that Executive will only be required to pay the premiums applicable to continuing employees during that time; provided that such subsidy will cease on the date on which Executive becomes eligible for medical and dental coverage from a third party or, if earlier, when Executive ceases to pay the remaining COBRA premiums. ▪ The Company will cause any outstanding and unvested equity awards held by Executive on the Separation Date to become vested as follows: (i) Executive holds time-based restricted stock units covering 224,987 shares of the Company's common stock that were approved by board of directors or a committee thereof on May 26, 2025, of which 100% will become vested as of the Separation Date and will be issued to Executive within 30 calendar days after the date the Release becomes effective and irrevocable; (ii) Executive holds time-based restricted stock units covering 156,240 shares of the Company's common stock that were approved by board of directors or a committee thereof on July 24, 2025, of which 50% (*i.e.*, 78,120 shares) will become vested as of the Separation Date and will be issued to Executive within 30 calendar days after the date the Release becomes effective and irrevocable, and the remaining 50% (*i.e.*, 78,102 shares) will be forfeited automatically on the Separation Date without payment of any consideration therefore; and (iii) Executive holds performance-based restricted stock units covering

Description of Payment/Benefit	Payment Terms
	78,121 shares of the Company's common stock that were approved by board of directors or a committee thereof on July 24, 2025, of which 13,020 units (*i.e.*, one-sixth of the total award) will become vested as of the Separation Date and will be issued to Executive within 30 calendar days after the date the Release becomes effective and irrevocable (and the other 65,101 performance-based restricted stock units will be forfeited automatically on the Separation Date without payment of any consideration therefore). Executive hereby represents and warrants that he does not hold any other equity awards in the Company as of the Separation Date and that the vesting set forth above is in full satisfaction of the Company's obligations to Executive under Section 5(b)(v) of the Employment Agreement. For the avoidance of doubt, Executive will be entitled to satisfy any tax withholding obligations with respect to the restricted stock units using a "net share" withholding method as previously approved by the compensation committee of the board of directors of the Company. ▪ Notwithstanding the foregoing, and in accordance with Section 5(d) of the Employment Agreement, in the event that Executive breaches any of his obligations under Section 6 of the Employment Agreement, the Company's obligation to pay the amounts (including remaining severance payments, if any) or provide the benefits described above will immediately cease, and the Company shall have all other remedies set forth in the Employment Agreement or as may be available.

EXHIBIT B
RELEASE OF CLAIMS

I, Robert Phythian in consideration for the Severance Payments set forth in Section 2(b) and ***Exhibit A*** of the Separation Agreement between SharpLink Gaming, Inc., a Delaware corporation (the "***Company***") and me dated as of December 15, 2025 (the "***Separation Agreement***"), hereby agree to the following terms as set forth in this Release of Claims (the "***Release***"). For the avoidance of doubt, this Release is the "***Release***" contemplated in the Separation Agreement.

1. I understand that any Severance Payments paid or granted to me under Section 2(b) and ***Exhibit A*** of the Separation Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such Severance Payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the "***Released Parties***") from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including without limitation claims which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (excluding claims to vested benefits); the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Employment Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters (collectively, the "***Claims***").

3. In further consideration of the Severance Payments provided to me, I hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released

Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of my execution of this Release, arising under the Minnesota Human Rights Act (MHRA), as amended, and its implementing regulations. By signing this Release, I hereby acknowledge and confirms that:

(a) I have read this Release in its entirety and understands all of its terms;

(b) by this Release, I have been advised in writing to consult with an attorney of my choosing and I have consulted with such counsel as I believed was necessary before signing this Release;

(c) I knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;

(d) I am signing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the I am otherwise entitled;

(e) I was given a copy of this Release on December 15, 2025 and was given twenty-one days after December 15, 2025 to consider the terms of this Release and consult with an attorney of my choice, although I may sign it sooner if desired and changes to this Release, whether material or immaterial, do not restart the running of the 21-day period;

(f) I understand that I have fifteen (15) days after signing this Release to revoke the release in this Section 3 by delivering notice of revocation to the Chief Executive Officer of the Company, at joseph.chalom@sharplink.com, before the end of this fifteen-day period; and

(g) I understand that the release contained in this Section 3 does not apply to rights and claims that may arise after I sign this Release, any claims that may not be released or waived as a matter of law, or any claims I have to indemnification under the Company's governance documents, under any applicable directors and officers or other insurance plan, or under applicable law.

4. I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

5. In signing this Release, I acknowledge and intend that it will be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release will serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the date of my execution of this Release. To the extent such a claim was made by me or on my behalf, I agree to withdraw it with prejudice.

6. I agree that neither this Release, nor the furnishing of the consideration for this Release, will be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

7. Notwithstanding anything in the Release to the contrary, nothing in this Release will be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to rights or claims (i) that may arise after the date I sign this Release; (ii) that cannot be waived as a matter of law; (iii) to enforce this Release or the Separation Agreement; (iv) for unemployment or workers' compensation benefits under applicable state law; (v) to vested rights under a Company plan; (vi) to indemnification under applicable corporate law, the by-laws or certificate of incorporation (or other constituent document) of the Company or any of its affiliates or any applicable indemnification agreement with the Company or any of its affiliates, or (vii) as an insured under any director's and officer's liability insurance policy now or previously in force.

8. Nothing in this Release, including without limitation the confidentiality clauses, is intended to or will be construed to limit my ability to file a charge or participate or cooperate in an investigation or proceeding with the EEOC or comparable state or local agencies investigating unlawful employment discrimination practices (collectively, "***Discrimination Agencies***"). The Discrimination Agencies have the authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. I retain the right to participate in any such action and retain the right to communicate with the Discrimination Agencies, and such communication will not be limited by any provision in this Release. Nothing in this Release will be construed to limit my ability, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act (such as by way of a non-exhaustive list of examples, from filing an unfair labor practice charge, assisting other employees in doing so, assisting in any way in the investigative process of the National Labor Relations Board, and discussing terms and conditions of employment with others); to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the "***SEC***"), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Release or its underlying facts or circumstances. I understand, agree and acknowledge that, by signing this Release, I have completely waived my right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding covered by this Section (including without limitation those filed with a Discrimination Agency), and if I am awarded individual relief and/or monetary damages, I hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest I may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Release does not limit my right to receive an award for information provided to the SEC or to any other government agency where such a waiver is prohibited.

9. I understand that I continue to be bound by Section 6 of the Employment Agreement. I further confirm that I have, on or before the date of this Release, returned to the Company all Company property in my possession or control, including, without limitation and where applicable, Company vehicle, computer equipment, software, laptop, cellular phone, iPad, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter three cases, actual or prospective). I also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains in my property after the date of this Release. If I discover that I continue to retain any such property, I will return it to the Company immediately. These obligations include, without limitation, the return and destruction of any electronic communications, including text messages on any application whatsoever, including on personal electronic devices between me and any other individual wherein some portion of that communication concerns the Company's business.

10. Whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

11. This Release will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflict of laws principles of such state.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i) I HAVE READ IT CAREFULLY;

(ii) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv) THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE. I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS RELEASE;

(v) I HAVE HAD AT LEAST TWENTY-ONE (21) CALENDAR DAYS FOLLOWING THE DATE OF PRESENTATION OF THIS RELEASE TO CONSIDER THIS RELEASE, AND UNDERSTAND I CANNOT SIGN THIS BEFORE MY DATE OF TERMINATION;

(vi) CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY CONSIDERATION PERIOD;

(vii) I UNDERSTAND THAT I HAVE FIFTEEN (15) CALENDAR DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE SENT BY EMAIL TO THE ATTENTION OF THE CHIEF EXECUTIVE OFFICER AT joseph.chalom@sharplink.com BY THE END OF THE FIFTEENTH CALENDAR DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii) I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

(ix) I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME; AND

(x) I AGREE THAT I AM ENTERING INTO THIS GENERAL RELEASE OF CLAIMS IN CONNECTION WITH THE CESSATION OF MY EMPLOYMENT.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

SHARPLINK GAMING, INC.

By: ______________________________
Joseph Chalom
Chief Executive Officer

EXECUTIVE

____
Robert Phythian

4917-7470-4508